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                      [McGladrey & Pullen LLP Letterhead]

                                                                       EXHIBIT A

     McGladrey & Pullen, LLP are independent certified public accountants to First Central Financial Corporation (the 'Company'). This statement is delivered in accordance with Rule 12b-25 under the Securities and Exchange Act of 1934, as amended (the ('Exchange Act').

     McGladrey & Pullen, LLP requires additional time to conduct discussions with First Central Insurance Company, ('First Central Insurance'), a property and casualty insurer, and with Stergiou & Gruber Risk Consultants, First Central Insurance's independent actuary, to fully understand the manner in which First Central Insurance has developed the policy liabilities recorded on the Company's financial statements as of December 31, 1996. Accordingly, McGladrey & Pullen, LLP is unable to furnish the independent auditor's report required to be filed with the Company's Annual Report on Form 10-K on or before March 31, 1997, the due date of the Form 10-K.


/s/ McGladrey & Pullen, LLP
New Haven, Connecticut
March 31, 1997